                                                            Exhibit 99(c)(4)


                   FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER




     THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the "Amendment"), dated as of May 26, 1999, is by and among Aegis Group plc, a company incorporated under the laws of England and Wales ("Parent"), Aegis Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (the "Purchaser"), and Market Facts, Inc., a Delaware corporation (the "Company").


                                       RECITALS


     WHEREAS, Parent, Purchaser and the Company entered into an Agreement and Plan of Merger dated as of April 29, 1999 (the "Merger Agreement"), pursuant to which Parent proposed to acquire the Company and the Company proposed to be acquired by Parent pursuant to the terms and conditions of the Merger Agreement; and

     WHEREAS, the parties now desire to amend and restate Annex I to the Merger Agreement in its entirety.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, Parent, the Purchaser and the Company hereby agree as follows:


                                      AGREEMENT


     1. AMENDMENT. Annex I to the Merger Agreement shall be amended and restated in its entirety as set forth on Annex I attached hereto.

     2. EFFECTIVENESS OF MERGER AGREEMENT. Except as modified by this Amendment, all of the terms and provisions of the Merger Agreement shall remain in full force and effect.

     3. COUNTERPARTS. This Amendment may be executed in one or more counterparts which together shall constitute a single agreement.

     IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.


                              AEGIS GROUP PLC


                              By:  /s/ Eleonore Sauerwein
                                   --------------------------------------
                                   Eleonore Sauerwein, Group Legal Director




                              AEGIS ACQUISITION CORP.


                              By:  /s/ Eleonore Sauerwein
                                   --------------------------------------
                                       Eleonore Sauerwein, Vice President




                              MARKET FACTS, INC.


                              By:  /s/ Timothy J. Sullivan
                                   -------------------------------------------
                                   Timothy J. Sullivan, Chief Financial Officer

                                       ANNEX I
                               CONDITIONS TO THE OFFER


     Notwithstanding any other provision of the Offer, Parent or Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares tendered, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered, and may amend or terminate the Offer if, prior to the time the Offer shall otherwise expire, (i) there have not been validly tendered and not withdrawn a number of Shares which constitutes a majority of the Shares outstanding on a fully-diluted basis on such date ("on a fully-diluted basis" having the meaning, as of any date: the number of Shares outstanding, together with Shares the Company is then required to issue pursuant to obligations outstanding at the date under employee stock option or other benefit plans), less the number of Shares subject to the Option Agreements (the "Minimum Condition"); (ii) all material regulatory and related approvals have not been obtained or made on terms reasonably satisfactory to Purchaser; (iii) any applicable waiting periods under the HSR Act shall not have expired or been terminated; or (iv) at any time on or after the date of the Agreement and prior to the time the Offer shall otherwise expire, any of the following events shall occur:

          (A) any governmental entity or federal, state or foreign court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect (or pending) and which (1) restricts, prevents or prohibits the making or consummation of the Offer, the Merger or any transaction contemplated by the Merger Agreement, (2) prohibits or limits materially the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole, or compels the Company, Parent, or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole, (3) imposes limitations on the ability of Parent, Purchaser or any other subsidiary of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated thereby, or (4) requires divestitures by Parent, Purchaser or any other affiliate of Parent of any Shares; provided that Parent shall have used all commercially reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted;

          (B) the representations and warranties of the Company contained in the Merger Agreement (without giving effect to any materiality or similar qualifications contained therein) shall not be true and correct as of the date the Offer shall otherwise expire as though made on and as of such date except (1) for changes specifically permitted by the Merger Agreement, (2) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, (3) in any case where such failure to be true and correct would not, in the aggregate, have a Material Adverse Effect, and

     (4) notwithstanding anything in this Agreement or Annex I to the contrary, in the event that any of the representations and warranties of the Company with respect to any subsidiaries are determined to be inaccurate, and all such inaccuracies capable of measurement in dollar amounts, in the aggregate, exceed $3 million, then only the amounts in excess of $3 million will be taken into account in determining whether such inaccuracies, taken together with all other breaches of representations and warranties generally, result in a Material Adverse Effect;

          (C) the Company shall not have performed or complied with any of its obligations, covenants and agreements under the Merger Agreement to be performed or complied with by it unless all such failures together in their entirety would not have a Material Adverse Effect;

          (D) the Merger Agreement shall have been terminated in accordance with its terms;

          (E) the Company shall have received any offer (other than pursuant to this Agreement) for the purchase of Shares, the purchase of substantially all of the Company's assets, the merger of the Company or any other transaction which would require the withdrawal or material modification of the Offer, the Merger Agreement or the Merger and the Board shall have withdrawn or materially modified or changed (including by amendment of the Schedule 14D-9) in a manner adverse to Purchaser its recommendation of the Offer, the Merger Agreement or the Merger;

          (F) (1) any person or group shall have entered into a definitive agreement or agreement in principle with the Company with respect to a merger, consolidation, sale of a material portion of the assets of the Company, or other business combination with the Company; (2) (A) the Board of Directors of the Company or any committee thereof shall have withdrawn, modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger or the Agreement, or approved or recommended any Competing Transaction, or (B) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

          (G) there shall have occurred any change, condition, event or development that has a Material Adverse Effect (excluding any change, condition, event or development arising out of or attributable to general economic conditions);

          (H) there shall have occurred (1) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange, the NASDAQ\NMS or the London Stock Exchange for a period in excess of 24 hours (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index and suspensions or limitations resulting solely from physical damage or interference with such exchange or association not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the United Kingdom or (3) any material limitation (whether or not mandatory) by any government or governmental authority of the United States or the United Kingdom on the extension of credit by banks or other lending institutions; or

          (I) the Stockholders (as defined in the Option Agreements) shall have failed to comply in any material respect with their obligations pursuant to the Option Agreement,

which, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payments.

     The foregoing conditions are for the sole benefit of Purchaser and its affiliates and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Purchaser, in whole or in part, from time to time in its sole discretion, except as otherwise provided in the Agreement. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time. Any determination by Purchaser concerning any of the events described herein shall be final and binding. Unless otherwise defined herein, capital terms used herein shall have the meanings ascribed to them in the Acquisition Agreement among the Parent, Purchaser and the Company to which this Annex I is attached (the "Agreement").